EXHIBIT 21.1
LIST OF SUBSIDIARIES
FACEBOOK, INC.
Andale, Inc. (Delaware)
Cassin Networks ApS (Denmark)
Edge Network Services Limited (Ireland)
Facebook International Operations Limited (Ireland)
Facebook Ireland Holdings Unlimited (Ireland)
Facebook Ireland Limited (Ireland)
Facebook Operations, LLC (Delaware)
Facebook Sweden Holdings AB (Sweden)
FCL Tech Limited (Ireland)
Global Holdings I Inc. (Delaware)
Global Holdings I LLC (Delaware)
Global Holdings II LLC (Delaware)
Greater Kudu, LLC (Delaware)
Instagram, LLC (Delaware)
KUSU PTE. Ltd. (Singapore)
Oculus VR, LLC (Delaware)
Parse, LLC (Delaware)
Pinnacle Sweden AB (Sweden)
Raven Northbrook, LLC (Delaware)
Runways Information Services Ltd (Ireland)
Scout Development, LLC (Delaware)
Siculus, Inc. (Delaware)
Sidecat, LLC (Delaware
Vitesse, LLC (Delaware)
WhatsApp Inc. (Delaware)
Winner, LLC (Delaware)